Exhibit 10.64
EXECUTION COPY
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of October 5, 2010 (this “Agreement”), is made by and among GAIN Capital Group, LLC, a Delaware limited liability company (“GAIN Capital”), GAIN Capital-Forex.com U.K., Limited, an English private limited company (company number: 03770004) (“GAIN UK”), and GAIN Capital Forex.com Japan, Co. Ltd., a Japanese limited liability company (“GAIN Japan”, collectively with GAIN Capital and GAIN UK, the “Purchasers”), and Capital Market Services, LLC, a New York limited liability company(“CMS”), Capital Market Services UK Ltd., an English private limited company (company number: 06592025) (“CMS UK”), Capital Market Services International — BM, Ltd., an exempted company incorporated in Bermuda (“CMS Bermuda”) and CMS Japan K.K., a limited company (Kabushiki Kaisha) registered under the laws of Japan (“CMS Japan”) (CMS, collectively with CMS UK, CMS Bermuda and CMS Japan, the “Seller”). For purposes of this Agreement, “Purchaser” shall refer to the applicable Purchaser with respect to each reference and “Seller” shall refer to the applicable Seller with respect to each reference.
W I T N E S S E T H:
     WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to buy from Seller, the Purchased Assets (as herein defined) pursuant to the terms hereof.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms. As used in this Agreement, capitalized terms shall have the following respective meanings (which meanings shall be applicable to both the singular and plural forms of the term defined):
     “Account Balance” means, with respect to any Retail Customer, the aggregate cash account equity value for such Retail Customer at the close of trading at 4 p.m. (eastern time) on the Closing Date (or with respect to Added Japan Retail Customers, the actual date of assignment of such accounts to Purchaser), on a marked-to-market basis after taking into account all the trades in such Retail Customer’s account and any profit/loss that has been realized.
     “Affiliate” means, with respect to any Person (as hereinafter defined), any entity or Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Bill of Sale” has the meaning set forth in Section 4.2(c).

     “Broker Agreements” has the meaning set forth in Section 2.2(b).
     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.
     “CFTC” has the meaning set forth in Section 5.6.
     “Closing” has the meaning set forth in Section 2.1(a).
     “Closing Date” has the meaning set forth in Section 4.1.
     “Confidential Information” means all information, ideas, data, designs, concepts, techniques, methods, processes, formulae, plans, strategies, know-how, and trade secrets, and materials, documents and other tangible embodiments of the foregoing (in any form or medium) relating to or concerning the past, present or future business of Purchaser, including all (a) information relating to or concerning (i) finances, investments, profits, pricing, costs, or accounting, (ii) proposals, plans, designs, specifications, models, products, services, sales, marketing, advertising or promotions, (iii) personnel, compensation, recruiting, training, contractors, suppliers, vendors, partners, collaborators, competitors, customers and/or clients, and (b) information marked as or otherwise identified as “confidential”, other than (x) information that becomes generally available to the public other than through the fault of the party subject to the confidentiality obligation (or such party’s Affiliates or Representatives) or (y) information which is or becomes known to the party subject to the confidentiality obligation on a non-confidential basis from a source other than the disclosing party, provided that such source was not known by such party to be bound by any duty of confidentiality with respect to such information.
     “Customer List” has the meaning set forth in Section 2.2(a).
     “Drop Dead Date” has the meaning set forth in Section 9.1(c).
     “Escrow Amount” has the meaning set forth in Section 7.13.
     “Final Customer Accounting Run” has the meaning set forth in Section 4.2(b).
     “Governance Documents” of any Person means the legal document(s) by which such Person (other than an individual) establishes its legal existence or which governs its internal affairs as well as any agreements governing the rights of holders of equity interests with respect to such equity interests or the governance of the issuers of such equity interests. For example, the “Governance Documents” of a corporation would be its certificate of incorporation, by-laws and shareholder agreement (if any), the “Governance Documents” of a limited partnership would be its certificate of limited partnership and its limited partnership agreement or other similar agreement (if any), and the “Governance Documents” of a limited liability company would be its certificate of formation and its operating agreement or other similar agreement (if any).
     “Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, self-regulatory (including the NFA (as hereafter defined)) or taxing authority, including any arbitral tribunal.
     “Introducing Broker” means any introducing broker who is party to a Broker Agreement, except for any introducing broker with a pre-existing contractual relationship with Purchaser which has received, or is otherwise due, commissions or other fees from Purchaser within the ninety (90) day period immediately preceding the date hereof.
     “Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.
     “Lien” of any Person means any interest, mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of another Person.
     “Marketing List” has the meaning set forth in Section 2.2(a).
     “NFA” has the meaning set forth in Section 2.1(a).
     “Net Revenue” means, with respect to a particular period, the sum of (a) for those customer positions whose risk is managed as part of Purchaser’s overall portfolio, (i) the customer’s profit or loss (“PL”), multiplied by (ii) Purchaser’s worldwide average rate of revenue capture and (b) for those customers whose trades are offset with the Purchaser’s trading counterparties, (i) the Purchaser’s worldwide average PL for offset customers multiplied by (ii) the volume traded by such customers, less (c) fees and expenses paid by Purchaser to introducing brokers, white label partners and prime brokers.
     “Non-Listed Country” means any country other than Burma (Myanmar), Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sudan and Zimbabwe.
     “Open Positions” means, with respect to any customer, open trades having an opening rate equal to Seller’s closing rate at 4:00 p.m. (eastern time) on the Closing Date.
     “Order” means any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.
     “Person” means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.
     “Preliminary Customer Accounting Run” has the meaning set forth in Section 7.5.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity, or self-regulatory organization.
     “Purchased Assets” means the (i) Account Balances and effective customer agreements for all Transferring Customers, (ii) Customer List, (iii) Marketing List, and (iv) the Broker Agreements; to be sold by Seller and purchased by Purchaser pursuant to this Agreement.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser Material Adverse Effect” means a material adverse effect occurring after the date of this Agreement on the ability of Purchaser to consummate the transactions contemplated by this Agreement, provided, in no event shall any of the following be taken into account (alone or in combination with any other event identified in this proviso) in determining whether there has been such a Purchaser Material Adverse Effect: (i) any change, event, circumstance, development or effect primarily attributable to conditions generally affecting the online retail foreign exchange industry in the United States, any other jurisdiction or globally; (ii) general economic political or market conditions, or acts of terrorism or war (whether or not formally declared); (iii) the announcement, pendency or consummation of the transactions contemplated hereby; and (iv) any change in Law.
     “Representative” of any Person means such Person’s officers, directors, employees, agents and representatives (including any lender, investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person, its subsidiaries or its representatives).
     “Retail Customer” means each customer of Seller, including any “eligible contract participant” under the Commodity Exchange Act, high net worth individual or institutional customer, that (a) does not trade on Seller’s FX TradePort and FX TradePort Plus trading platforms, or (b) is not registered as a financial institution in the applicable jurisdiction or would not be deemed to be a financial institution under applicable regulations in the applicable jurisdiction.
     “Seller” has the meaning set forth in the preamble.
     “Seller Material Adverse Effect” means a material adverse effect occurring after the date of this Agreement on the Purchased Assets, taken as a whole, or the ability of the Seller to consummate the transactions contemplated by this Agreement, provided, in no event shall any of the following be taken into account (alone or in combination with any other event identified in this proviso) in determining whether there has been such a Seller Material Adverse Effect: (i) any change, event, circumstance, development or effect primarily attributable to conditions generally affecting the online retail foreign exchange industry in the United States, any other jurisdiction or globally; (ii) general economic political or market conditions, or acts of terrorism or war (whether or not formally declared); (iii) the announcement, pendency or consummation of the transactions contemplated hereby; and (iv) any change in Law.

     “Transferring Customers” means such Retail Customers of Seller that do not reject the transfer from Seller to Purchaser as contemplated herein.
     “Transfer Taxes” means federal and state sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees.
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS
     Section 2.1. Bulk Assignment of Seller’s Forex Positions.
          (a) With respect to Retail Customers residing in the United States, as promptly as practicable, but in no event later than one (1) Business Day after the execution of this Agreement, Seller shall seek approval from the National Futures Association (the “NFA”) for and, upon receipt of such approval, commence a bulk assignment of all of its Retail Customer Account Balances to GAIN Capital. Such bulk assignment shall be pursuant to and in accordance with NFA Compliance Rule 2-40: Procedures for the Bulk Assignment or Liquidation of Forex Positions; Cessation of Customer Business and in accordance with Seller’s existing Retail Customer agreements, by sending to such Retail Customers the notice required by Rule 2-40 (the “Notice”). The Notice will specify an assignment date and time of 4:00 p.m. (eastern standard time) on Friday, October 15, 2010, or such other time mutually agreed upon by the parties, and detail the Retail Customer assignment process. The parties agree that the Notice shall be provided to Purchaser for review and approval at least two (2) Business Days prior to delivery to Retail Customers in the United States, with the Notice being delivered to Retail Customers on or before October 8, 2010. The parties understand that a Retail Customer is not required to accept the proposed transfer of his account.
          (b) With respect to all Retail Customers residing in Japan, as promptly as practicable Seller shall use commercially reasonable efforts to commence a bulk assignment of all of such Retail Customer Account Balances to GAIN Japan. Such bulk assignment shall be pursuant to and in accordance with Seller’s existing agreements with such Retail Customers, by sending to such Retail Customers a notice (the “Japanese Notice”). The Japanese Notice will specify an assignment date and time of 4:00 p.m. (eastern standard time) on Friday, October 15, 2010, or such other time mutually agreed upon by the parties, and detail the Retail Customer assignment process. The parties agree that the Japanese Notice shall be provided to Purchaser for review and approval at least two (2) Business Days prior to delivery to Retail Customers in Japan, with the Japanese Notice being delivered to Retail Customers on or before October 11, 2010. The parties understand that a Retail Customer is not required to accept the proposed transfer of his account.
          (c) With respect to all Retail Customers residing anywhere other than the United States or Japan, as promptly as practicable Seller shall use commercially reasonable efforts to commence a bulk assignment of all of such Retail Customer Account Balances to GAIN UK. Such bulk assignment shall be pursuant to and in accordance with Seller’s existing agreements with such Retail Customers, by sending to such Retail Customers a notice (the “UK

Notice”). The UK Notice will specify an assignment date and time of 4:00 p.m. (eastern standard time) on Friday, October 15, 2010, or such other time mutually agreed upon by the parties, and detail the Retail Customer assignment process. The parties agree that the UK Notice shall be provided to Purchaser for review and approval at least two (2) Business Days prior to delivery to Retail Customers in the UK and that the UK Notice is to be received by the relevant Retail Customers at least three (3) Business Days in advance of the assignment date specified in the UK Notice. The parties understand that a Retail Customer is not required to accept the proposed transfer of his account.
          (d) Purchaser shall have the right to reject any Retail Customers, provided that Purchaser provides written notice to Seller of such rejection prior to 10:00 a.m. (eastern standard time) on Wednesday, October 6, 2010.
          (e) The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall take place on October 15, 2010, or such other time as may be mutually agreed upon by the parties and specified in the U.S. Notice, Japanese Notice and the UK Notice. At Closing, Seller shall close all of its Transferring Customer positions at that day’s closing rate and transfer and assign all of the Transferring Customer Account Balances and Open Positions to Purchaser. Purchaser will then reopen the Transferring Customers’ positions at rate(s) equal to the closing rate(s) used by Seller to close the positions. As a result, no Transferring Customer’s net realized and unrealized profit and loss combined will be affected by the transaction. Transferring Customer funds will be transferred from Seller to Purchaser via wire transfers. Purchaser will acknowledge and confirm the receipt of funds immediately in writing to Seller by email and fax.
     Section 2.2. Purchase and Sale of Customer List and Marketing List. At the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens and Claims:
          (a) a list of the retail foreign exchange accounts established or maintained by the Seller as of the Closing, with Account Balances (the “Customer List”), and a potential retail customer list derived from practice or demonstration accounts on the electronic trading platform established or maintained by Seller over the past four years (the “Marketing List”), which will be in the form of CD-ROMS, or such other formats as acceptable to Purchaser. For all Transferring Customers, the Customer List shall include all available customer data, including cash balances, trade history, open positions and associated stop and limit orders, account opening or funding date, preferred trading platform and regulated entity of Seller and such other information as requested in Exhibit A. For all other customers and potential customers of Seller, Seller shall provide Purchaser with names, email addresses, phone numbers and address for such accounts; and
          (b) those certain agreements with introducing brokers set forth on Schedule 2.2(b) hereto (the “Broker Agreements”). Seller acknowledges that, after Closing, Purchaser may seek to amend the terms of or terminate certain Broker Agreements in accordance with the terms thereof. Notwithstanding the foregoing, the parties acknowledge and agree that Seller shall be responsible for any and all fees, commissions or other monies due and payable or accrued under the Broker Agreements on or prior to the Closing Date.

     Section 2.3. No Other Assets Transferred. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that Seller is not selling and Purchaser is not acquiring any assets other than as set forth above in this ARTICLE II.
     Section 2.4. Assumption of Certain Liabilities. Except as otherwise provided in this Agreement, Purchaser will assume all obligations of Seller associated with the Purchased Assets and Open Positions of the Transferring Customers as of and following the Closing. Purchaser will also assume and be responsible for that portion of any obligations or liabilities associated with any promotional funds, rebates or credits earned by Transferring Customers on or after Closing. Seller will be responsible for that portion of any obligations or liabilities associated with any promotional funds, rebates or credits earned or accrued by Transferring Customers prior to Closing. With respect to any obligations or liabilities associated with any promotional funds, rebates or credits earned by Transferring Customers prior to Closing, but paid or credited by Purchaser after Closing, the parties agree that Purchaser shall deduct such amounts (taking into account any applicable prorations), on a dollar-for-dollar basis, from Earn-Out Payments made by Purchaser during the Earn-Out Period, provided that (i) Purchaser shall provide Seller with an accounting of any such deductions, and (ii) Seller shall, upon reasonable request, have an opportunity to review the books and records of the Purchaser relevant to the calculation of any such deductions. Except as set forth in the preceding sentences, Purchaser will not assume and will not be liable for any liabilities or obligations of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due. In addition, Purchaser shall not assume any historic regulatory notice or reporting, or tax filing obligations with respect to any Transferring Customer.
     Section 2.5. Accounting.
          (a) As soon practicable after the date hereof, but no later than three (3) Business Days from the date hereof, Seller will provide Purchaser with an accounting of all promotional funds, rebates or credits applicable to Transferring Customers as of the date hereof.
          (b) As soon practicable after the Closing, but no later than three (3) Business Days from the Closing, Seller will provide Purchaser with an accounting of all promotional funds, rebates or credits applicable to Transferring Customers as of the Closing.
ARTICLE III
CONSIDERATION
     Section 3.1. Consideration for Purchased Assets/Earn-Out.
          (a) In the event the Transferring Customers’ Account Balances equal or exceed $22,500,000 in the aggregate at Closing:
               (i) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Purchaser shall deliver or cause to be delivered to Seller, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Assets, the aggregate amount of Seven Million Dollars ($7,000,000), which shall include the

Escrow Amount (the “Purchase Price”). Ninety percent (90%) of the Purchase Price shall be paid by wire transfer of immediately available funds, free of any costs and charges, to the account or accounts designated by Seller in writing prior to the payment, at the time of the Closing, provided all deliverables under Section 4.2 and 4.4 are received or waived by Purchaser, and the remaining ten percent (10%) of the Purchase Price shall be payable as set forth in Section 4.4 below.
               (ii) In addition to the amounts payable by Purchaser to Seller under Section 3.1(a)(i), Seller shall also be entitled, during the eighteen (18) month period following Closing (the “Earn-Out Period”), to receive (A) fifteen percent (15%) of the first Twenty Million Dollars ($20,000,000) of Purchaser’s Net Revenue which is directly attributable to (x) the Transferring Customers during such period and (y) any new customers introduced to Purchaser by an Introducing Broker during such period; and (B) fifty percent (50%) of Purchaser’s Net Revenue in excess of Twenty Million Dollars ($20,000,000) recognized by Purchaser which is directly attributable to the Transferring Customers during such period (the “Earn-Out Payments”). Earn-Out Payments shall be made on a monthly basis during the Earn-Out Period within thirty (30) days of the end of each calendar month during the Earn-Out Period.
          (b) In the event the Transferring Customers’ Account Balances are less than $22,500,000 in the aggregate at Closing:
               (i) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Purchaser shall deliver or cause to be delivered to Seller, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Assets, an amount equal to fifteen percent (15%) of the aggregate Transferring Customers’ Account Balances, based on the U.S. Dollar equivalent of such Account Balances, as determined by the end-of-day exchange rates agreed upon by the parties, as of 4:00 p.m. (eastern time) on the Closing Date, which shall include the Escrow Amount (or such lesser amount in the event the Transferring Customer Account Balances are less than $6,666,666 in the aggregate)(the “Minimum Purchase Price”). Ninety percent (90%) of the Minimum Purchase Price shall be paid by wire transfer of immediately available funds, free of any costs and charges, to the account or accounts designated by Seller in writing prior to the payment, no later than three (3) Business Days following Closing, and the remaining ten percent (10%) of the Minimum Purchase Price shall be payable as set forth in Section 4.4 below.
               (ii) In addition to the amounts payable by Purchaser to Seller under Section 3.1(b)(i), Seller shall also be entitled, during the Earn-Out Period to receive thirty-five percent (35%) of Purchaser’s Net Revenue recognized by Purchaser which is directly attributable to (x) the Transferring Customers during such period and (y) any new customers introduced to Purchaser by an Introducing Broker during such period (the “Minimum Earn-Out Payments”). Minimum Earn-Out Payments shall be made on a monthly basis during the Earn-Out Period within thirty (30) days of the end of each calendar month during the Earn-Out Period.
          (c) During the Earn-Out Period, Seller shall have the right to audit Purchasers’ records regarding Purchaser’s Net Revenue directly attributable to the Transferring Customers upon thirty (30) day written notice. Auditors chosen by Seller shall be pre-approved by Purchaser (such approval not to be unreasonably withheld) and shall agree to a confidentiality agreement with customary terms and conditions reasonably acceptable to Purchaser. The approval of such auditors shall not be unreasonably withheld. If any audit is undertaken by Seller discloses a shortfall or overpayment between the amounts due Seller and the amounts actually received by Seller, then Purchaser shall promptly remit to Seller the amount of the shortfall or receive a credit for such overpayment to any future amounts payable to Seller. In the event there remains a credit due to Purchaser at the end of the Earn-Out Period, Seller shall remit payment in such amount within thirty (30) days following the end of the Earn-Out Period. All fees and expenses related to any audit shall be the sole responsibility of Seller. Seller shall be entitled to no more than two (2) audits hereunder.
          (d) Notwithstanding the foregoing, the parties agree that in the event a Transferring Customer terminates its customer arrangement with Purchaser as a result of a breach of Section 7.6, Section 7.7 or Section 7.8 below (the “Terminating Customer”), then Purchaser’s Earn-Out Payment obligations or Minimum Earn-Out Payment obligations, as applicable, shall be reduced by an amount equal to the amount of Net Revenue generated over the six-month period immediately preceding termination of Terminating Customer’s customer arrangement with Purchaser.
          (e) In the event that any Retail Customers residing in Japan do not become Transferring Customers as of the Closing but subsequently become customers of the Purchaser or its Affiliates on or prior to November 16, 2010 (the “Added Japan Retail Customers”), (1) such Added Japan Retail Customers shall count for purposes of determining the Transferring Customers’ Account Balances and the calculations in Sections 3.1(a) and 3.1(b) shall be recalculated in a manner assuming that the Account Balances as calculated as of the actual date of assignment for the Added Japan Retail Customers were treated as Transferring Customers’ Account Balances, and (2) Purchaser shall pay to Seller pursuant to Section 4.4(e) below an amount equal to the difference, if any, between the amount paid by Purchaser to Seller at Closing and the amount that would have been due to Seller at Closing had such Transferring Customers’ Account Balances been included as of the Closing. For the avoidance of doubt, the Added Japan Retail Customers shall be treated as having been Transferring Customers as of the Closing for all purposes hereunder, including, for calculating the Earn-Out Payments attributable to such Added Japan Retail Customers.
     Section 3.2. Interest. Any payments due under this Agreement shall bear interest from the due date to the date of actual payment at the rate of 200 basis points over the U.S. dollar prime rate per annum, as quoted by The Wall Street Journal two (2) Business Days prior to the payment date.
     Section 3.3. Liability for Obligations. Notwithstanding anything herein to the contrary, (i) GAIN Capital, GAIN UK, and GAIN Japan (each, a “Purchaser Party” and, collectively, the “Purchaser Parties”) shall be jointly and severally liable for all obligations owing to Seller under this Agreement (including, but not limited to, the payment obligations under this Article III) and (ii) CMS, CMS UK, CMS Bermuda and CMS Japan (each, a “Seller Party” and, collectively, the “Seller Parties”) shall be jointly and severally liable for all obligations owing to Purchaser under this Agreement (including, but not limited to, the indemnification obligations under Article X).

ARTICLE IV
CLOSING
     Section 4.1. Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE IX hereof and subject to satisfaction or waiver by the affected party of the conditions to closing set forth in ARTICLE VIII, the Closing shall take place at 4:00 p.m. (eastern standard time) on Friday, October 15, 2010, or such other Friday as mutually agreed upon by the parties (the “Closing Date”). The Closing shall be held at the offices of DLA Piper LLP, 300 Campus Drive, Suite 100, Florham Park, New Jersey.
     Section 4.2. Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless delivered previously) the following:
          (a) ninety percent (90%) of the Seller’s good faith estimate of the aggregate Transferring Customers’ Account Balances, as reported in the Preliminary Customer Accounting Run (such amount, the “Estimated Balance Payment”), at 4 p.m. (eastern standard time) on the Closing Date (the “Measurement Time”), via a wire transfer, as provided in Section 2.1(e);
          (b) a final accounting spreadsheet (back office equity run and internal reconciliations by currency) detailing, individually and in the aggregate, Transferring Customers’ Account Balances by currency as of and through the Closing Date (the “Final Customer Accounting Run”).
          (c) the Customer List and the Marketing List, in the form of CD-ROMs, or in such other form as reasonably acceptable to Purchaser;
          (d) a list of customers, including name and account, of the Seller which declined transfer and assignment to Purchaser.
          (e) a spreadsheet detailing personal information of each Transferring Customer;
          (f) copies (which may be in an electronic format) of each Transferring Customer’s account documentation, including: customer application(s) and agreement(s) in effect and any documentation collected from clients during account opening stage;
          (g) an officer’s certificate of Seller certifying as to the incumbencies of each person executing this Agreement on behalf of Seller and to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);
          (h) a bill of sale in the form attached hereto as Exhibit 4.2(c) (the “Bill of Sale”);
          (i) all consents and approvals to the performance by the Seller of its obligations under this Agreement, and related agreements, or to the consummation of the transactions contemplated hereby and thereby as are required by any Governmental Entity or under any contract or agreement to which the Seller is a party or by which any of the Purchased Assets are bound. Each such consent shall: (i) be in a form reasonably acceptable to Purchaser, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) be in full force and effect. Seller shall provide Purchaser adequate time to review any required consent or approval prior to Seller’s request for execution of such consent or approval.
          (j) such other documents, instruments or certificates as reasonably requested by Purchaser.
     Section 4.3. Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
          (a) ninety percent (90%) of the amount of the Purchase Price, as determined in accordance with the Preliminary Customer Accounting Run, paid by wire transfer of immediately available funds, free of any costs and charges, to the account or accounts designated by Seller in writing prior to the payment, at the time of Closing;
          (b) an officer’s certificate of Purchaser certifying as to the incumbencies of each person executing this Agreement on behalf of Purchaser and to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and
          (c) such other documents, instruments or certificates as reasonably requested by Seller.
     Section 4.4. Post-Closing Deliveries by the Seller and the Purchaser.
          (a) No later than the first Business Day following the Closing Date, the Seller shall deliver or cause to be delivered to Purchaser (unless delivered previously) the remaining Transferring Customers’ Account Balances, via a wire transfer, as provided in Section 2.1(d).
          (b) In the event that the Estimated Payment Balance is less than the actual Transferring Customers’ Account Balances as of the Measurement Time, no later than two (2) Business Days following Closing, the Seller shall deliver or cause to be delivered to the Purchaser the difference between the actual Transferring Customers’ Account Balances as of the Measurement Time and the Estimated Payment Balance.
          (c) In the event that the Estimated Payment Balance is greater than the actual Transferring Customers’ Account Balances as of the Measurement Time, no later than two (2) Business Days following Closing, the Purchaser shall deliver or cause to be delivered to the Seller the difference between the Estimated Balance Payment and the actual Transferring Customers’ Account Balances as of the Measurement Time.
          (d) No later than two Business Days following the Closing Date, the Purchaser shall deliver or cause to be delivered to Seller the remaining portion of the Purchase

Price or the Minimum Purchase Price, in each case, ten percent (10%) of such amount, via a wire transfer.
          (e) In the event Added Japan Retail Customers are to be assigned to Purchaser on or prior to November 16, 2010, then, (i) on or prior to November 19, 2010, Purchaser shall deliver or cause to be delivered to Seller (A) the additional amounts, if any, payable to Seller pursuant to the application of Section 3.1(e) and (B) the deliverables contained in Section 4.3(b) and (c), and (ii) on or prior to November 16, 2010, Seller shall deliver or cause to be delivered to Purchaser (A) the aggregate Account Balances of the Added Japan Retail Customers, and (B) the deliverables contained in Section 4.2 (b), (c), (d), (e), (f), (g), (h), (i) and (j), in each case with respect to the Added Japan Retail Customers.
ARTICLE V
REPRESENTATION AND WARRANTIES OF SELLER PARTIES
     As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller Party represents and warrants to Purchaser as follows:
     Section 5.1. Existence, Good Standing and Power. Such Seller Party is a legal entity validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority to conduct its business as presently conducted in all material respects, and to execute and deliver this Agreement and any other documents and instruments to be executed and delivered by such Seller Party pursuant hereto and to perform its obligations hereunder and thereunder. Such Seller Party is in good standing under the laws of each other jurisdiction where such qualification is required.
     Section 5.2. Authority. The execution, delivery and performance of this Agreement, and all related agreements, and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of such Seller Party, its managers and members.
     Section 5.3. Execution and Binding Effect. This Agreement, and all documents required hereunder, have been duly and validly executed and delivered by such Seller Party and constitute valid and legally binding obligations of such Seller Party, enforceable against it in accordance with its terms.
     Section 5.4. No Violation. The execution, delivery and performance by such Seller Party of this Agreement, the other documents and instruments executed and delivered in connection herewith and the transactions contemplated hereby and thereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, give rise to any right of acceleration, payment, amendment, cancellation or termination, or (except as provided herein) result in or require the creation or imposition of any Lien against or with respect to any of the Purchased Assets or any interest therein, under (a) the Governance Documents of such Seller Party or any of its Affiliates or any resolution adopted by the board of directors, shareholders, members or general partners

(as applicable) of such Seller Party or any of its Affiliates and not rescinded, (b) any agreement or other instrument to which such Seller Party or any of its Affiliates is a party or by which such Seller Party or any of its Affiliates or any of its respective properties or assets is bound, (c) any Order of any Governmental Entity to which such Seller Party or any of its Affiliates is bound or subject, or (d) any Law applicable to such Seller Party or any of its Affiliates or any of their respective properties or assets.
     Section 5.5. Title to Purchased Assets. Such Seller Party has valid title to all of the Purchased Assets and shall deliver to Purchaser at the Closing, good and marketable title to all of the Purchased Assets, free and clear of all Liens and Claims.
     Section 5.6. Customer In-Take. Each Transferring Customer account has been opened and maintained by such Seller Party in material compliance with all regulatory requirements of the NFA, the U.S. Commodities Futures Trading Commission (the “CFTC”), and such other applicable United States, United Kingdom, Japanese and Bermudan regulatory or self-regulatory authorities.
     Section 5.7. Disclosure of Information. Such Seller Party has not provided the specific individual customer or potential customer information contained in Customer List or Marketing List to any other Person other than such Seller Party’s employees.
     Section 5.8. Solvency. Immediately following consummation of the transactions contemplated by this Agreement, such Seller Party will be solvent.
     Section 5.9. Brokers and Finders. Except for Raymond James, to whom such Seller Party is responsible for payment of any and all brokerage commissions, finder’s fees or other such payments relating to the transactions contemplated herein, such Seller Party has not engaged any person not a party to this Agreement in such a manner as to give rise to any claim by any such person against Purchaser for any brokerage commissions, finder’s fees or other like payments.
     Section 5.10. Third Party Approvals. Except for the approval of the NFA required pursuant to NFA Compliance Rule 2-40, the execution, delivery and performance by such Seller Party of this Agreement, the other documents and instruments executed and delivered in connection herewith and the transactions contemplated hereby do not and will not require such Seller Party to obtain any consents, waivers, authorizations or approvals or make any filings with any Person that have not been obtained by such Seller Party.
     Section 5.11. Proceedings. There is no material Proceeding against, pending against or, to the knowledge of such Seller Party, threatened against such Seller Party before any Governmental Entity which (a) involves the Purchased Assets or (b) seeks to prevent or enjoin the transactions contemplated by this Agreement.
     Section 5.12. Broker Agreements. Each Broker Agreement is assignable by its terms without the prior written consent of the introducing broker and the assignment to Purchaser as contemplated by this Agreement shall not conflict with the terms of any individual Broker Agreement or otherwise result in a breach or termination of such agreement. In addition, each Broker Agreement is terminable at any time by either party.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES
     As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each Purchaser Party hereby represents and warrants to Seller as follows:
     Section 6.1. Existence, Good Standing and Power. Such Purchaser Party is a legal entity validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority to conduct its business as presently conducted in all material respects, to execute and deliver this Agreement and any other documents and instruments to be executed and delivered by such Purchaser Party pursuant hereto and to perform its obligations hereunder and thereunder. Such Purchaser Party is in good standing under the laws of each other jurisdiction where such qualification is required.
     Section 6.2. Authority. The execution, delivery and performance of this Agreement and the consummation by such Purchaser Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Purchaser Party.
     Section 6.3. Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by such Purchaser Party and constitutes a valid and legally binding obligation of such Purchaser Party, enforceable against it in accordance with its terms.
     Section 6.4. No Violation. The execution, delivery and performance by such Purchaser Party of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the Governance Documents of such Purchaser Party or any resolution adopted by the board of directors of such Purchaser Party and not rescinded, (b) any agreement or other instrument to which such Purchaser Party is a party or by which such Purchaser Party or any of its respective properties or assets is bound, (c) any Order of any Governmental Entity to which such Purchaser Party is bound or subject, or (d) any Law applicable to such Purchaser Party or any of its respective properties or assets.
     Section 6.5. Brokers and Finders. Such Purchaser Party has not engaged any person not a party to this Agreement in such a manner as to give rise to any claim by any such person against Seller for any brokerage commissions, finder’s fees or other like payments.
     Section 6.6. Third Party Approvals. To the knowledge of such Purchaser Party, the execution, delivery and performance by such Purchaser Party of this Agreement, the other documents and instruments executed and delivered in connection herewith and the transactions contemplated hereby do not and will not require such Purchaser Party to obtain any consents, waivers, authorizations or approvals or make any filings with any Person that have not been obtained by such Purchaser Party.
     Section 6.7. Proceedings. There is no material Proceeding pending against or, to the knowledge of such Purchaser Party, threatened against such Purchaser Party before any

Governmental Entity which seeks to prevent or enjoin the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS OF THE PARTIES
     Each of the parties hereto agrees as follows with respect to the period following the date hereof through the Closing (or such other later date as may be specified in the sections contained in this ARTICLE VII):
     Section 7.1. Confidentiality, Public Disclosure.
          (a) Except as required by Law, prior to making any filing or disclosure with respect to the terms of this Agreement or the transactions contemplated hereby, Seller shall use commercially reasonable efforts to give Purchaser a reasonable opportunity to review and comment on such disclosure.
          (b) After the Closing, Seller will not disclose to any third party and will treat and hold as confidential all of the Confidential Information in respect of or related to the Purchased Assets, refrain from using any of such Confidential Information in any way except in connection with and as contemplated by this Agreement and except as required by applicable Law.
          (c) Prior to Closing, the parties shall work in good faith to prepare a joint press release, acceptable to each party, announcing the transactions contemplated by this Agreement. Such press release shall be released by the parties on or after Closing, or such other time as mutually agreed upon by the parties. Thereafter, either party may put forth disclosure concerning the transactions contemplated by this Agreement as required by Law or applicable stock exchange regulation, and after a period ending sixty (60) days following the Closing any party may make public statements concerning such transactions, provided that such statements do not contain Confidential Information or disparage any other party hereto.
     Section 7.2. Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.
     Section 7.3. Reasonable Efforts. Upon the terms and subject to the conditions herein provided, Purchaser and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser and Seller shall use their commercially reasonable efforts to obtain as promptly as reasonably practicable after execution of this Agreement, each at its own expense, any and all approvals, authorizations, consents and other actions by Governmental Entities, administrative agencies, courts and other

Persons necessary for Seller to transfer to Purchaser, and Purchaser to receive, as applicable, all of the Purchased Assets.
     Section 7.4. Use of Customer Information. Seller agrees that, from and after the Closing Date, it will not use the Retail Customer information that is part of the Purchased Assets other than as required by Law or Governmental Entity and it has not and will not transfer such information to any Person other than as contemplated by this Agreement. Seller further agrees, following Closing, to comply in all respects with all reporting obligations of Seller, with respect to the Purchased Assets, required by Law or Governmental Entity. Purchaser agrees to treat the customer information consistently with Purchaser’s privacy policy.
     Section 7.5. Preliminary Customer Accounting Run. Seller agrees that it shall, no later than one (1) Business Day prior to the Closing Date, provide Purchaser with a preliminary accounting spreadsheet detailing, individually and in the aggregate, Transferring Customers’ Account Balances by currency as of and through 3 p.m. (eastern standard time) on such date (the “Preliminary Customer Accounting Run”).
     Section 7.6. Retention of Transferring Customers. During the period beginning on the date hereof and ending two (2) years following the Closing, Seller covenants and agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, through any officer, director, member, manager, employee, representative, agent or Affiliate suggest, incentivize, request or otherwise be party to a Transferring Customer terminating its customer arrangement with Purchaser following Closing.
     Section 7.7. Non-Solicit. During the two (2) year period following the Closing, Seller covenants and agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, through any officer, director, member, manager, employee, representative, agent or Affiliate, solicit (i) the employment of any Person who is employed by Purchaser or any of its Affiliates on the date hereof or subsequently thereto but prior to the Closing Date; (ii) solicit any Transferring Customer to become a retail customer of a foreign exchange trading business competing directly or indirectly with Purchaser and its Affiliates; (iii) solicit any potential customer listed on the Marketing List to become a retail customer of a foreign exchange trading business competing directly or indirectly with Purchaser and its Affiliates, or (iv) distribute to any Person, other than Purchaser, the Customer List and/or Marketing List.
     Section 7.8. Non-Compete. During the two (2) year period following the Closing, Seller covenants and agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, whether for compensation or without compensation, through any partnership, joint venture or agent, for its own account or as an owner, partner, member, shareholder, venture partner, investor or similar capacity, alone, or in association with any other Person, engage anywhere in the world in the business of providing online retail foreign exchange trading. During the one (1) year period following the Closing, Seller covenants and agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, whether for compensation or without compensation, through any partnership, joint venture or agent, for its own account or as an owner, partner, member, shareholder, venture partner, investor or similar capacity, alone, or in association with any other Person, offer, sell or license its VT TraderTM trading platform, or any other proprietary trading software or platform utilized for the purpose of conducting online retail foreign exchange trading. For the avoidance of doubt, this Section 7.8 shall not be interpreted to restrict Seller or its Affiliates from participating in any introducing retail broker business which directs customers exclusively to Purchaser or its Affiliates. Notwithstanding the foregoing, Seller shall not be restricted from providing retail foreign exchange trading services solely to its current Retail Customers in Japan for the period beginning on the date hereof and ending on November 16, 2010.
     Section 7.9. Tax Matters.
          (a) The Seller shall, and shall cause its Affiliates to, provide Purchaser with such cooperation, assistance and information as it may reasonably request in respect of federal or taxes relating to the Purchased Assets and the preparation of any tax returns.
          (b) All applicable federal and state Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be born by the Seller, and the Seller shall defend, and hold harmless Purchaser and its Affiliates with respect to such Transfer Taxes.
          (c) Each of the parties agrees that for all purposes, including all tax filings, all of the consideration payable pursuant to Section 3.1 shall be treated as consideration for the Purchased Assets and each of the parties agrees not to take any position in any tax filings or otherwise inconsistent with such treatment.
          (d) All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this sale and transfer of the Purchased Assets shall be shared equally by the Seller and the Purchaser and each shall pay their proportionate share when due, and the parties shall file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, as, and, if required by applicable law.
     Section 7.10. Requests for Information. Seller shall, and shall cause its Affiliates, to take any and all reasonable actions necessary to satisfy any requests for information from Purchaser and its Affiliates in connection with its review of the transactions contemplated hereby in order to facilitate the Closing on or before the Drop Dead Date.
     Section 7.11. Conduct of Business; Preservation of Customers. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except upon the prior written consent of Purchaser, Seller agrees to use commercially reasonable efforts to maintain the corporate existence of the Company and to carry on the Company’s business in a commercially reasonable manner and in accordance with all applicable rules and regulations of the NFA, CFTC and such other applicable U.S. and foreign regulatory or self-regulatory authority. Seller further agrees that during the period between the date of this Agreement and Closing, Seller shall use commercially reasonable efforts to preserve intact that Company’s business relationships with its customers. Following Closing, Purchaser shall conduct its business, as it relates to the Purchased Assets, in its sole discretion and in accordance with its policies and procedures.

     Section 7.12. Further Assurances. Each of Purchaser and Seller shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement. Upon the terms and conditions hereof, each of Purchaser and Seller shall use their respective commercially reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.
     Section 7.13. Escrow Agreement. No later than 5:00 p.m. (eastern standard time) on Wednesday, October 6, 2010 Purchaser shall deposit with a third-party financial institution (the “Escrow Agent”) selected by the Purchaser and approved by Seller, such approval not to be unreasonably withheld, One Million Dollars ($1,000,000) to be held in escrow and released to Seller at Purchaser’s direction at Closing (the “Escrow Amount”). Purchaser and Seller agree that each of them will use commercially reasonable efforts in good faith to execute and deliver an escrow agreement with the Escrow Agent in accordance with this Section 7.13.
     Section 7.14. Post-Closing Regulatory Compliance. After Closing, and in accordance with applicable regulatory rules and regulations, Purchaser covenants and agrees that Purchaser shall be responsible for the conduct of any and all regulatory compliance matters and procedures required with respect to the Transferring Customers.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES
     Section 8.1. Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of Purchaser, on the one hand, and Seller, on the other hand, to close under this Agreement shall be subject to the satisfaction (or waiver by the parties) at or prior to the Closing Date of the following conditions:
          (a) No Injunction. No preliminary or permanent injunction or other Order issued by, and no Proceeding or Order by or before any Governmental Entity in the United States or by any United States Governmental Entity nor any Law or Order promulgated or enacted by any United States Governmental Entity shall be in effect or pending which materially delays, restrains, enjoins or otherwise prohibits the transactions contemplated hereby.
     Section 8.2. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to close under this Agreement is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following additional conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties contained herein of Seller, without giving any effect to any materiality qualifications therein, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (or in the case of representations and warranties made as of a specified date, true and complete in all respects as of said date), except where the failure of such representations and warranties to be true and correct as so made (without giving effect to any materiality qualification therein) does not, individually or in the aggregate, result in a Seller Material Adverse Effect.
          (b) Performance of Agreements. Seller shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them prior to or at the Closing Date.
          (c) Documents; Actions. At the Closing, and contemporaneously with all other actions provided for herein, Seller shall have executed and delivered the documents referenced in Section 4.2.
     Section 8.3. Conditions Precedent to the Obligations of Seller. The obligation of Seller to close under this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained herein, without giving any effect to any materiality qualifications therein, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (or in the case of representations and warranties made as of a specified date, true and correct in all material respects as of such date), except where the failure of such representations and warranties to be true and correct as so made (without giving effect to any materiality qualification therein) does not, individually or in the aggregate, result in a Purchaser Material Adverse Effect.
          (b) Performance of Agreements. Purchaser shall have performed all obligations and agreements contained in this Agreement required to be performed by them prior to or at the Closing Date.
          (c) Documents; Actions. At the Closing, and contemporaneously with all other actions provided for herein, Purchaser shall have executed and delivered the documents referenced in Section 4.3.
ARTICLE IX
TERMINATION
     Section 9.1. Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
          (a) By either Purchaser or Seller, in the event that Purchaser rejects Retail Customers residing in any Non-Listed Country with an aggregate Account Balance of greater than $500,000 and the parties are unable to reach a mutual agreement on closing prior to 5:00 p.m. (eastern standard time) on Thursday, October 7, 2010;
          (b) By mutual written consent of Purchaser and Seller, acting jointly, in a written agreement executed by all such parties;

          (c) Upon written notice, by either Purchaser or Seller, if the Closing, with respect to U.S. Transferring Customers, shall not have occurred by October 18, 2010 (the “Drop Dead Date”); provided, however, that, if the Closing shall not have occurred on or before the Drop Dead Date due to a breach under or failure to make delivery contemplated by this Agreement by Purchaser or Seller, the breaching party may not terminate this Agreement pursuant to this Section 9.1(c); it being understood that neither Seller nor Purchaser shall be deemed a breaching party pursuant to this Section 9.1(c) as a result of any breach by such party that was remedied prior to the Drop Dead Date and within the ten (10) day notice period referenced in Section 9.1(d) and Section 9.1(e), as applicable.
          (d) By Purchaser, upon written notice to Seller, if Purchaser has previously provided Seller written notice of any material inaccuracy in or material breach of any representation or warranty contained in this Agreement such that the condition in Section 8.2(a) cannot be satisfied, or a failure by Seller to perform or comply in any material respect with any covenant or obligation of Seller contained in this Agreement required to be performed by them prior to or at the Closing Date, and Seller has failed, within ten (10) days after the date of such notice, to remedy such inaccuracy or to perform or comply with such covenant or obligation or provide reasonably adequate assurance as to Seller’s ability to promptly remedy such inaccuracy or perform or comply with such covenant, provided, however, that Purchaser shall not have the right to terminate this Agreement under this Section 9.1(d) if Purchaser is then in breach of this Agreement.
          (e) By Seller, upon written notice to Purchaser, if Seller has previously provided Purchaser written notice of any material inaccuracy in or material breach of any representation or warranty contained in this Agreement such that the condition in Section 8.3(a) cannot be satisfied, or a failure by Purchaser to perform or comply in any material respect with any covenant or obligation of Purchaser contained in this Agreement required to be performed by them prior to or at the Closing Date, and Purchaser has failed, within ten (10) days after the date of such notice, to remedy such inaccuracy or to perform or comply with such covenant or obligation or provide reasonably adequate assurance as to Purchaser’s ability to promptly remedy such inaccuracy or perform or comply with such covenant provided, however, that Seller shall not have the right to terminate this Agreement under this Section 9.1(e) if Seller is then in breach of this Agreement.
     Section 9.2. Liabilities in Event of Termination. In the event of any termination of the Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which any such termination is made. In such event, this Agreement shall become wholly void and of no further force and effect.
ARTICLE X
INDEMNIFICATION
     Section 10.1. Survival and Remedies. All representations and warranties of each of the parties hereto contained in this Agreement, including all statements contained in any bring-down, Closing or similar certificate delivered pursuant hereto, shall be deemed to be representations and warranties within the meaning of this ARTICLE X, as the case may be, and shall survive the

Closing until the eighteen (18) month anniversary of the Closing Date, except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue until such claim shall have been finally resolved. The representations and warranties made in Section 5.1, Section 5.2, Section 5.5, Section 6.1, Section 6.2 and Section 6.5 shall survive in perpetuity. In the event of a breach of any of such representations, warranties, covenants and agreements, the party to whom such representation, warranty, covenant or agreement has been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, or otherwise, whether of law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date. Claims for indemnification under this ARTICLE X are the sole and exclusive remedy of the parties in connection with this Agreement for any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees and other expenses for investigating and defending), claim, deficiency, and liability, except with respect to claims (i) for equitable relief pursuant to Section 7.6, Section 7.7 and Section 7.8, (ii) based upon any fraud committed by any party hereto in connection herewith and/or (iii) based upon any intentional breach by Seller of its obligations under Section 11.1 below.
     Section 10.2. Indemnification.
          (a) The Seller shall, to the extent not covered and promptly paid by applicable insurance, indemnify, defend and hold harmless Purchaser and its past, present and future directors, officers, employees, agents, subsidiaries and Affiliates, for any and all loss, damage (other than consequential, punitive or special damages), expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees and other reasonable expenses for investigating and defending), claim, deficiency, liability or obligation related to, resulting from, caused by or arising from: (i) any inaccuracy in or breach of any representation or warranty made by the Seller (without regard to any materiality qualifiers set forth in such representation or warranty) herein or in any related agreement, Closing or similar certificate delivered by the Seller pursuant hereto (so long as only one claim may be made for the same inaccuracy or breach), (ii) any failure to perform or breach by the Seller of any covenant or agreement made by the Seller herein, (iii) any liability, claim or complaint arising out of the ownership or use or operation of the Purchased Assets prior to the Closing, and (iv) any and all taxes imposed on the Seller with respect to all taxable periods, whether ending prior to or subsequent to the Closing Date.
          (b) The Purchaser shall, to the extent not covered and promptly paid by applicable insurance, indemnify, defend and hold harmless Seller and its past, present and future directors, officers, employees, agents, subsidiaries and Affiliates, for any and all loss, damage (other than consequential, punitive or special damages), expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees and other reasonable expenses for investigating and defending), claim, deficiency, liability or obligation related to, resulting from, caused by or arising from: (i) any inaccuracy in or breach of any representation or warranty made by the Purchaser herein or in any related agreement, Closing or similar certificate delivered by the Purchaser pursuant hereto (so long as only one claim may be made for the same inaccuracy or breach) and (ii) any failure to perform or breach by the Purchaser of any covenant or agreement made by the Purchaser herein.

          (c) The aggregate indemnification obligation of each of the Purchaser Parties, on the one hand, and the Seller Parties, on the other hand, under this ARTICLE X shall in no event exceed the greater of (i) $1,000,000 and (ii) an amount equal to ten percent (10%) of the sum of the Purchase Price and all Earn-Out Payments, provided that the Purchaser Parties’ obligations to pay the Purchase Price and all other payments and consideration payable by Seller or Purchaser pursuant to Sections 3 or 4 shall not be so limited or taken into account for such limitations. All indemnification payments payable hereunder shall be reduced by the net amount of any insurance proceeds or tax benefit actually received by an indemnitee as a result of the losses for which the indemnitee is seeking indemnification.
          (d) All indemnification payments made pursuant to this ARTICLE X shall be considered adjustments to the Purchase Price or Minimum Purchase Price, as applicable, for tax purposes.
     Section 10.3. Indemnification Procedure for Third Party Claims.
          (a) In the event that subsequent to the Closing an indemnified party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action by any entity which is not a party to this Agreement (including any Governmental Entity) (a “Third Party Claim”) against such indemnified party, with respect to which a party is required to provide indemnification under this Agreement, such indemnified party shall give written notice together with a statement of any available information regarding such claim (the “Notice of Claim”) to the indemnifying party promptly after learning of such claim. Provided that the indemnifying party (i) agrees in writing to its indemnity obligations hereunder for all damages or claims in connection with such matter and (ii) has sufficient financial resources to pay any reasonably possible damages, expenses or other costs in connection therewith (as determined in the reasonable discretion of indemnified party), the indemnifying party shall have the right, upon written notice to indemnified party (the “Defense Notice”) promptly after receipt from the indemnified party of the Notice of Claim, to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the indemnified party; provided, however, that the indemnified party shall have the right to approve the defense counsel representing the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall not settle or compromise any Third Party Claim for which it has assumed the defense pursuant to this Section 10.3(a) without the indemnified party’s prior written consent thereto (which shall not be unreasonably withheld), unless the terms of such settlement or compromise discharge and release the indemnified party from all liabilities and obligations thereunder and do not involve a remedy other than the payment of money by the indemnifying party.
          (b) In the event that an indemnifying party shall fail to give the Defense Notice within the time and as prescribed by Section 10.3(a), or if such claim involves a claim for injunctive or other equitable relief, then in any such event the indemnified party shall have the right to conduct such defense, at the indemnifying party’s expense, in good faith with counsel reasonably acceptable to the indemnified party, but the indemnified party shall be prohibited from compromising or settling the claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event that the indemnified party conducts the defense pursuant to this Section 10.3(b), the indemnifying party will, at its expense, make available to the indemnified party such assistance and materials as the indemnified party may reasonably request. The indemnifying party may participate in such defense at its own expense.
          (c) In the event that the indemnifying party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the indemnified party will cooperate with and make available to the indemnifying party such assistance and materials as it may reasonably request, all at the expense of the indemnifying party. Regardless of which party defends such claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Notwithstanding the foregoing and in the event that the indemnifying party delivers a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim but does not proceed diligently to defend or settle such Third Party Claim within a reasonable time after its receipt of notice of the assertion or commencement thereof, then the indemnified party shall have the right, but not the obligation, to undertake at the expense of the indemnifying party the defense or settlement of such Third Party Claim for the account and at the risk of the indemnifying party.
          (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the indemnifying party, and shall be conclusively deemed to be an obligation with respect to which the indemnified party is entitled to prompt indemnification hereunder, subject to the indemnifying party’s right to appeal an appealable judgment or order.
     Section 10.4. Failure to Give Timely Notice. A failure by the indemnified party to give timely, complete or accurate notice as provided in this ARTICLE X will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was actually damaged as a result of such failure to give timely notice. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing in this Section 10.4 shall be deemed to extend any of the time periods set forth in Section 10.1 with respect to the survival of representations and warranties.
ARTICLE XI
MISCELLANEOUS
     Section 11.1. Exclusivity. Seller agrees that during the period beginning on the date hereof and ending on the earlier to occur of (i) November 19, 2010, and (ii) termination of this Agreement pursuant to Section 9.1, Seller shall (x) not take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Purchaser relating to the sale of the Purchased Assets, (y) not accept any unsolicited bids or offers, and (z) promptly notify the Purchaser of any inquiries, bids or offers by any third parties in regards to the foregoing. Seller further agrees that upon execution of this Agreement, Seller shall terminate and cease any and all pre-existing discussions and negotiations relating to the sale of the Purchased Assets.

     Section 11.2. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the non-assigning parties.
     Section 11.3. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and Purchaser, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 11.4. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed delivered when delivered in person or by courier or facsimile or email transmission (with such facsimile or email transmission confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested or overnight mail), or the next Business Day if delivered by nationally-recognized overnight delivery service with instructions for delivery on the next Business Day, as follows:
If to Seller:
Capital Market Services, LLC
Empire State Building
350 Fifth Avenue, Suite 6400
New York, NY 10118
Telephone: (212) 563-2100
Fax: (212) 563-4994
Attention: Eugene Hawkin
Email: ehawkin@cmsfx.com
With a copy (which shall not constitute notice) to:
Proskauer Rose LLP
One International Place
Boston, MA 02110-2600
Telephone: 617-526.9665
Facsimile: 617.526.9899
Attention: Alexander B. Temel, Esq.
Email: atemel@proskauer.com

If to Purchaser:
GAIN Capital Group, LLC
135 US Highway Route 202/206 Suite 11
Bedminster New Jersey, 07921
Telephone: 908-731-0700
Fax: 908-731-0701
Attention: Henry C. Lyons
Email: hlyons@gaincapital.com
With a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
300 Campus Dr., Suite 100
Florham Park, NJ 07932-1039
Telephone: 973.520.2553
Fax: 973.520.2573
Attention: Andrew P. Gilbert, Esq.
Email: andrew.gilbert@dlapiper.com
or to such other place and with such other copies as either party may designate as to itself by written notice to the other party. Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 11.5. Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the State of New York, without regard to the conflict of law principles thereof or of any other jurisdiction.
     Section 11.6. Entire Agreement: Amendments and Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, including any confidentiality or non-disclosure agreements. Except as set forth herein or in any certificate delivered pursuant hereto, no party (or any employee or agent thereof) makes any representation or warranty, express or implied, to any other party with respect to this Agreement or the transactions contemplated hereby. No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.
     Section 11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
     Section 11.8. Invalidity. In the event that any provisions of this Agreement would be held to be invalid, prohibited or unenforceable by any court of competent jurisdiction for any reason (including, but not limited to, any provisions which would be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision or provisions enforceable in such jurisdiction, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 11.9. Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     Section 11.10. Jurisdiction. Subject to the following proviso, the parties hereto irrevocably submit to the jurisdiction of the courts of the State of New York located in the Borough of Manhattan, City of New York or the United States District Court for the Southern District of the State of New York for the purpose of any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (a) hereby irrevocably agree that any and all claims, actions, causes of action, suits and proceedings related to the foregoing may be heard and determined in any such court, and (b) hereby waive, and agree not to assert in any such claim, action, cause of action, suit or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (i) the parties are not personally subject to the jurisdiction of any such court or (ii) any such claim, action, cause of action, suit or proceeding is brought in an inconvenient forum.
     Section 11.11. Specific Performance. The parties hereto each acknowledge that the other parties hereto may be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties hereto in accordance with their specific terms or are otherwise breached by the parties hereto. Accordingly, any party hereto shall be entitled to an injunction or injunctions (without the posting of any bond and without proving actual damages) to prevent breaches of the provisions of this Agreement by the other parties hereto and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled, at law, in equity or pursuant to this Agreement.

     Section 11.12. Seller’s Other Business. The parties hereto acknowledge and agree that, notwithstanding anything else in this Agreement to the contrary, the transactions contemplated hereunder are not intended to pertain to or restrict any past, present or future non-retail foreign exchange trading business of Seller and/or its Affiliates and that, for the avoidance of doubt, nothing herein shall be deemed in any way to restrict Seller and/or its Affiliates from providing technology services other than in connection with VT TraderTM or institutional liquidity services to foreign exchange businesses.
     Section 11.13. Counting. If the due date for any action to be taken under this Agreement (including, without limitation, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.
     Section 11.14. Exhibits and Schedules. The Exhibits and Schedules attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.
     Section 11.15. Interpretation.
          (a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
          (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (c) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
          (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
          (e) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
     Section 11.16. Preparation of this Agreement. Purchaser and Seller hereby acknowledge that (i) Purchaser and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (ii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Seller Parties and the Purchaser Parties as of the date first above written.

PURCHASER PARTIES: GAIN CAPITAL GROUP, LLC
By:	/s/ Glenn H. Stevens
	Name:	Glenn H. Stevens
	Title:	Chief Executive Officer

GAIN CAPITAL-FOREX.COM U.K., LIMITED
By:	/s/ Glenn H. Stevens
	Name:	Glenn H. Stevens
	Title:	President

GAIN CAPITAL FOREX.COM JAPAN, CO. LTD.
By:	/s/ Kenneth O’Brien
	Name:	Kenneth O’Brien
	Title:	Director

SELLER PARTIES: CAPITAL MARKET SERVICES, LLC
By:	/s/ Vera Hawkin
Name:
Title:

CAPITAL MARKET SERVICES UK, LTD
By:	/s/ Vera Hawkin
Name:
Title:

CAPITAL MARKET SERVICES INTERNATIONAL — BM, LTD.
By:	/s/ Vera Hawkin
Name:
Title:

CAPITAL MARKET SERVICES JAPAN, K.K.
By:	/s/ Vera Hawkin
Name:
Title:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A